Active Assets Tax-Free Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 State of California 2.000% due
6/23/2014
Purchase/Trade Date:	 8/16/2013
Offering Price of Shares: $101.476
Total Amount of Offering: $4,000,000,000
Amount Purchased by Fund: $172,000,000
Percentage of Offering Purchased by Fund: 4.300
Percentage of Fund's Total Assets: 1.96
Brokers: JP Morgan, Morgan Stanley, De La Rosa & Co.,
Academy Securities, Inc., Barclays, BNY Mellon Capital
Markets, LLC, Comerica Securities, Goldman, Sachs &
Co., M.R. Beal & Company, Oppenheimer & Co. Inc.,
Ramirez & Co. Inc., RH Investment Corp., Stifel, Wedbush
Securities, Alamo Capital, Blaylock Robert Van, LLC,
Citigroup, Drexel Hamilton, LLC, KeyBanc Capital
Markets Inc., Mitsubishi UFJ Securities, Piper Jaffray &
Co., Raymond James, Siebert Brandford Shank & Co.,
L.L.C., The Williams Capital Group, L.P., William Blair &
Company, Baird, BofA Merrill Lynch, City National
Securities, Inc., Fidelity Capital Markets, Loop Capital
Markets, O'Connor & Company Securities, Inc., Prager &
Co., LLC, RBC Capital Markets, Southwest Securities,
Inc., US Bancorp Investments Inc., Wells Fargo Securities
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.